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                                                                     EXHIBIT 5.1


                            CHITTENDEN CORPORATION


June 18, 1999


Chittenden Corporation
Two Burlington Square
Burlington, Vermont  05401

REGISTRATION STATEMENT ON FORM S-8

To Whom It May Concern:

I am Senior Vice President, General Counsel and Secretary for Chittenden Corporation, a Vermont corporation (the "Company"), and have represented it in connection with a Registration Statement on Form S-8 which was filed by the Company under the Securities Act of 1933, as amended, (the "Registration Statement"), and which registers 503,229 shares of the Common Stock, $1.00 par value per share, of the Company (the "Shares") to be issued pursuant to the Vermont Financial Services Corp. Amended and Restated 1994 Stock Option Plan, the West Mass Bankshares, Inc. Stock Option Plan, the Eastern Bancorp. Stock Option Plan and the Vermont Federal Bank, FSB Stock Option Plan (the "Plans"). In that capacity, I have reviewed the amended and restated articles of incorporation and by-laws of the Company, the Registration Statement, the corporate action taken by the Company that provides for the issuance or delivery of the Shares to be issued or delivered pursuant to the Plans and such other materials and matters as I have deemed necessary for the issuance of this opinion.

Based upon the foregoing, I am of the opinion that the Shares have been duly and validly authorized and upon issuance, delivery and receipt of full consideration therefor as contemplated in the Registration Statement, will be, under the general corporation law of the State of Vermont, legally issued, fully paid, and non-assessable.

I consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to me and to my opinion in the Registration Statement.

Very truly yours,



/s/ F. Sheldon Prentice, Esq.
F. Sheldon Prentice, Esq.
Senior Vice President, General Counsel and Secretary

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